Exhibit 23.3
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated September 17, 2010 relating to the financial statements of Nets Sports and Entertainment, LLC and subsidiaries, which appears in Forest City Enterprises, Inc.’s Annual Report on Form 10-K/A dated September 17, 2010.

/s/ PricewaterhouseCoopers LLP
Cleveland, Ohio
December 8, 2010